                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              HANDLEMAN COMPANY
- - -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

                              HANDLEMAN COMPANY
- - -------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

    (5) Total fee paid:

- - --------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

- - --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- - --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

    (3) Filing party:

- - --------------------------------------------------------------------------------

    (4) Date filed:

- - --------------------------------------------------------------------------------

                               HANDLEMAN COMPANY

                                _______________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD SEPTEMBER 4, 1996


To the Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Handleman Company (the "Company") to be held at the Somerset Inn, 2601 West Big Beaver, Troy, Michigan 48084-3390, on Wednesday, September 4, 1996, at 2:00 p.m., Eastern Daylight Time, for the following purposes:

     (1) To elect three Directors of the Company to serve until the Annual Meeting of Shareholders in 1999.

     (2) To consider such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on July 12, 1996 will be entitled to vote at the meeting.

     Your attention is called to the attached proxy statement and accompanying proxy. It is important that your shares be represented and voted at the Annual Meeting, regardless of whether or not you plan to attend in person. You are therefore urged to sign, date and return the accompanying proxy card promptly in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

     A copy of the Annual Report of the Company for the fiscal year ended April 27, 1996 accompanies this Notice.


                                        By Order of the Board of Directors,


                                        RICHARD J. MORRIS, Secretary

Troy, Michigan
July 25, 1996

                               HANDLEMAN COMPANY
                              500 KIRTS BOULEVARD
                           TROY, MICHIGAN 48084-4142

                                _______________

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD SEPTEMBER 4, 1996

GENERAL INFORMATION

     The Annual Meeting of Shareholders of Handleman Company (the "Company") will be held at the Somerset Inn, 2601 West Big Beaver, Troy, Michigan 48084-3390, on Wednesday, September 4, 1996, at 2:00 p.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date for this proxy statement and the proxy is July 25, 1996.

     It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it to the Company. The proxy is solicited by the Board of Directors of the Company. The shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. The expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its Directors, Officers and employees. In addition, the Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586, to aid in the solicitation of proxies from brokers, banks, other nominees and institutional holders at a fee not to exceed $4,000 plus out-of-pocket expenses. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it at any time before it is voted.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only holders of record of shares of $.01 par value common stock (the "Common Stock") at the close of business on July 12, 1996 are entitled to notice of, and to vote at, the meeting or at any adjournment or adjournments thereof, each share having one vote. On such record date, the Company had issued and outstanding 33,496,410 shares of Common Stock.

     Based on information filed with the Securities and Exchange Commission ("SEC"), (a) Joseph L. Harrosh, 40900 Grimmer Blvd., Fremont, California 94538, owns 5,214,600 shares (15.6%) of the Company's outstanding Common Stock, (b) the Ryback Management Corporation, advisor to the Lindner Funds, 7711 Carondelet Avenue, Suite 700, P.O. Box 16900, St. Louis, Missouri 63105 owns 4,131,900 shares (12.3%) of the Company's outstanding Common Stock (c) the State of Wisconsin Investment Board, P.O. Box 7842, Madison, Wisconsin 53707, owns 3,157,100 shares (9.4%) of the Company's outstanding Common Stock. Management does not know of any other person who, as of July 12, 1996, beneficially owned more than 5% of the Company's Common Stock.

                          I.  ELECTION OF DIRECTORS


     The Board of Directors proposes that Messrs. David Handleman, Richard
H. Cummings and Gilbert R. Whitaker, Jr. be elected as Directors of the Company to hold office until the Annual Meeting of Shareholders in 1999 or until their successors are elected and qualified. The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the nominees named above, unless such proxies are marked to the contrary. The three nominees receiving the greatest number of votes cast at the Meeting or its adjournment shall be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast. In case any nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies be voted in accordance with the best judgment of the proxy holders.

     The following information is furnished with respect to each nominee for election as a Director, each person whose term of office as a Director will continue after the Meeting and each Executive Officer of the Company as of April 27, 1996 named in the Summary Compensation Table below.

                                                                                                          Percentage of
                                                                                                              Total
                                                                                            Shares            Common
                                                                                           of Common       Stock of the
                                                                                             Stock            Company
                                            Positions and Offices                        Beneficially      Beneficially      Term
Name and Year First                       with the Company and Other                      Owned as of       Owned as of       to
Became a Director                   Age      Principal Occupations                       July 12, 1996     July 12, 1996     Expire
- - -----------------------------------------------------------------------------------------------------------------------------------

                                           NOMINEES FOR ELECTION AS DIRECTORS FOR A
                                           THREE-YEAR TERM

David Handleman (1946)............  80     Chairman of the Board...........................  380,773 (1)        1.1%          1999
Richard H. Cummings (1962)........  74     Retired Senior Vice Chairman of the
                                           Board of Directors of NBD Bancorp,
                                           Inc. and of NBD Bank............................    2,700             *            1999
Gilbert R. Whitaker, Jr. (1990)...  64     Professor of Business Economics and Provost
                                           Emeritus, the University of Michigan............      500                          1999

                                           DIRECTORS CONTINUING IN OFFICE

Alan E. Schwartz (1969)...........  70     Partner of the law firm of Honigman Miller
                                           Schwartz and Cohn...............................      895             *            1998
John M. Barth (1995)..............  50     Executive Vice President of Johnson
                                           Controls, Inc...................................        0            --            1998
Stephen Strome (1989).............  51     President and Chief Executive Officer
                                           of the Company..................................  274,515 (2)         *            1997
James B. Nicholson (1991).........  53     President and Chief Executive Officer of
                                           Pressure Vessel Service, Inc....................    2.600             *            1997
Lloyd E. Reuss. (1993)............  60     Former President of General Motors
                                           Corporation.....................................    1,000             *            1997

                                           OTHER EXECUTIVE OFFICERS

Peter J. Cline....................  49     Executive Vice President-President of Handleman
                                           Entertainment Resources.........................   57,770 (2)         *             --
Lawrence R. Hicks.................  51     Executive Vice President-Sales and
                                           Merchandising...................................   80,822 (2)         *             --
Louis A. Kircos...................  42     Executive Vice President-President of North
                                           Coast Entertainment.............................  121,985 (2)         *             --
Richard J. Morris.................  50     Senior Vice President-Finance,
                                           Chief Financial Officer and Secretary...........   41,409 (2)         *             --
All Directors and Executive Officers as a group (13 persons)...............................  987,178 (3)        2.9%           --

- - ---------------
*    Less than 1%

(1) Mr. Handleman owns outright and has the sole voting and investment power for 380,773 shares including 191 shares credited to him under the Company's salary deferral plan (the "401(k) Plan") which are shown above as beneficially owned. The number of shares shown above does not include 243,175 shares owned outright by Marion Handleman, his wife. Mr. Handleman disclaims beneficial ownership of the shares owned by his wife.


(2) The number shown above as beneficially owned by Messrs. Strome, Cline, Hicks, Kircos and Morris includes 236,190, 40,000, 66,333, 79,090 and 28,333 shares, respectively, which they have the right to acquire within 60 days of July 12, 1996 pursuant to the Company's stock option plans (assuming, in certain instances that the stock price reaches certain levels -- see "Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values"), 28,531, 16,893, 14,280, 14,061 and 12,377
     shares which represent restricted stock awards granted to Messrs. Strome, Cline, Hicks, Kircos and Morris, respectively, and 209, 75, 209, 191, and 699 shares which have been credited to Messrs. Strome, Cline, Hicks, Kircos and Morris, respectively, under the 401(k) Plan. The number of shares shown above for Mr. Kircos does not include 4,000 shares owned outright by his wife. Mr. Kircos disclaims beneficial ownership of the shares owned by his wife.

(3) All Executive Officers and Directors of the Company as a group (13 persons) beneficially owned 987,178 shares (2.9%) of the Company's outstanding Common Stock as of July 12, 1996, including 470,696 shares which they have the right to acquire within 60 days of that date pursuant to the Company's stock option plans, 97,985 shares representing restricted stock awards granted in June 1994 and June 1995, and 1,660 shares which have been credited to them under the 401(k) Plan. The total excludes 247,175 shares held by spouses of the Company's Executive Officers and Directors.

OTHER INFORMATION RELATING TO NOMINEES AND DIRECTORS

     Following each Director's name and the year in which he first became a Director is a brief account of the business experience of each nominee and Director of the Company during the past five years.

[PHOTO]
DAVID HANDLEMAN   1946
Mr. Handleman has served as Chairman of the Board. Mr. Handleman was also Chief Executive Officer from December 1, 1974 to March 9, 1988 and from December 12, 1989 to May 1, 1991. Mr. Handleman retired as an Officer and employee of the Company effective July 1, 1993, but is continuing in the non-officer position of Chairman of the Board. Mr. Handleman also performs services for the Company as part of an advisory and non-compete agreement entered into with the Company in 1989.

[PHOTO]
ALAN E. SCHWARTZ   1969
Mr. Schwartz is a partner of the law firm of Honigman Miller Schwartz and Cohn, Detroit, Michigan, which firm serves as general counsel for the Company. It is expected that such law firm will continue to be retained by the Company in the current fiscal year. Mr. Schwartz is also a director of the following corporations: Core Industries Inc, the Detroit Edison Company, DTE Energy Company, Howell Industries, Inc., Pulte Corporation and Unisys Corporation.

[PHOTO]
GILBERT R. WHITAKER, JR.   1990
Mr. Whitaker is Professor of Business Economics and Provost Emeritus, the University of Michigan. He served as Provost and Executive Vice President for Academic Affairs, the University of Michigan from September 1, 1993 to August 31, 1995. From September 1, 1990 through August 31, 1993, Mr. Whitaker served as Provost and Vice President for Academic Affairs, the University of Michigan. Mr. Whitaker is a director of the following corporations: Johnson Controls, Inc., Lincoln National Corporation and Structural Dynamics Research Corporation.

[PHOTO]
RICHARD H. CUMMINGS   1962
Mr. Cummings is the retired Senior Vice Chairman of the Board of Directors of NBD Bancorp, Inc. and NBD Bank. Mr. Cummings is also a director of Howell Industries, Inc.

[PHOTO]
STEPHEN STROME   1989
Mr. Strome has served as President and Chief Executive Officer of the Company since May 1, 1991. From May 3, 1990 through April 30, 1991, Mr. Strome served as President and Chief Operating Officer of the Company. From June 7, 1989 through May 2, 1990, Mr. Strome served as Executive Vice President and Chief Operating Officer of the Company.

[PHOTO]
JAMES B. NICHOLSON   1991
Mr. Nicholson has served as President and Chief Executive Officer of Pressure Vessel Service, Inc. since 1979. Mr. Nicholson is a director of Pressure Vessel Service, Inc. and North American Mortgage Company. Mr. Nicholson is also Chairman of the Board of Amerisure Companies and Vice Chairman of the Board of Directors of Douglas & Lomason Company.

[PHOTO]
LLOYD E. REUSS   1993
Mr. Reuss served as General Motors Corporation's Executive Vice President of New Vehicles and Systems from April 6, 1992 through his retirement on January 1, 1993. Mr. Reuss served as President of General Motors Corporation from August 1, 1990 through April 5, 1992. Mr. Reuss is a director of International Speedway Corporation and U.S. Suger Corporation. Mr. Reuss is also Vice Chairman of the Board of Directors of Detroit Mortgage & Realty.


[PHOTO]
JOHN M. BARTH    1995
Mr. Barth has served as Executive Vice President of Johnson Controls, Inc. since October 1, 1992. Mr. Barth served as Vice President and General Manager of the Plastics Technology Group and the Automotive Systems Group of Johnson Controls, Inc. from March 27, 1990 to September 30, 1992. Mr. Barth is a director of Comerica Bank-Ann Arbor, N.A. and Edwards Brothers.

     During the fiscal year ended April 27, 1996 the Board of Directors held seven meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has a standing Executive Committee. The current members of the Executive Committee are David Handleman (Chairman), Richard H. Cummings, Alan E. Schwartz and Stephen Strome. The Executive Committee meets on call and has authority to act on most matters between Board meetings. During fiscal year 1996, the Executive Committee held four meetings and took action by written consent one time in lieu of an additional meeting.

     The Company has a standing Audit Committee. The current members of the Audit Committee are Richard H. Cummings (Chairman), John M. Barth and Lloyd E. Reuss. During fiscal year 1996, the Audit Committee held five meetings. The duties of the Audit Committee are briefly: recommending to the Board of Directors the retention or discharge of the independent public accountants; reviewing the arrangements and scope of the audit and non-audit engagements and the compensation of the independent public accountants; reviewing with the independent public accountants and the Company's financial officers the adequacy of the Company's internal auditing, accounting and financial controls; reviewing major changes in accounting policies; and reviewing the scope, status and results of examinations conducted by the internal audit department of the Company.

     The Company has a standing Compensation and Stock Option Committee. The current members of the Compensation and Stock Option Committee are James B. Nicholson (Chairman), Lloyd E. Reuss and Gilbert R. Whitaker, Jr. During fiscal year 1996, the Committee held three meetings and made recommendations to the Board of Directors. The duties of the Committee are: recommending to the Board of Directors the remuneration arrangements for senior management; recommending to the Board of Directors compensation plans in which Officers are eligible to participate; and granting stock options, stock appreciation rights and restricted stock awards under the Company's 1992 Performance Incentive Plan.

     The Company has a standing Nominating Committee. The current members of the Nominating Committee are Alan E. Schwartz (Chairman), John M. Barth, James
B. Nicholson and Stephen Strome. During fiscal year 1996 the Nominating Committee held one meeting. The Nominating Committee considers the performance of incumbent Directors and recommends to the shareholders nominees for election as Directors. The Nominating Committee will consider nominees for Directors recommended by shareholders, which recommendations for the 1997 Annual Meeting of Shareholders should be submitted to the Chairman of the Nominating Committee at the Company's executive offices, no later than March 5, 1997.

CERTAIN TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     Mr. Verne G. Istock, was a Director of the Company until December 6, 1995 when he resigned from the Board. Mr. Istock is Chairman of the Board of Directors of NBD Bank ("NBD") and of its parent, First Chicago NBD Corporation. The Company regularly transacts business with NBD. Loans to the Company from NBD during fiscal year 1996 included borrowings under a five-year, $145,000,000 unsecured revolving credit arrangement expiring in July 1999 with a consortium of banks, for which NBD acts as agent. NBD's commitment pursuant to the revolver is $49,300,000. NBD's share of the maximum aggregate amount of all borrowings under the revolver during fiscal year 1996 was $34,680,000 and at April 27, 1996 was $15,300,000. Rates under the revolver ranged from 5.9% to 8.8% during fiscal year 1996. During fiscal 1996, NBD also provided financing to the Company in the form of short-term borrowings under a line of credit at rates on an as offered basis not to exceed the prime rate, and financing pursuant to two limited obligation bonds at rates ranging from 3.4% to 5.2%. The maximum principal amount outstanding under the short-term borrowings and revenue bonds during fiscal year 1996 was $41,200,000, and the principal amount outstanding at April 27, 1996 was $6,200,000. During fiscal year 1996, the Company paid NBD $1,576,907 as interest consisting of $1,045,650 under the revolving credit arrangement, $284,676 under the line of credit and $246,581 under the revenue bonds. In addition to interest, the Company paid NBD $255,009 in conjunction with its services as agent under the revolving credit arrangement and $214,077 for placement fees, trustee fees, advisory services fees and other fees and expenses.

     Comerica Bank ("Comerica") is also part of the consortium of banks providing the Company with the revolving credit arrangement described above. Mr. Alan E. Schwartz, a Director of the Company, served as a director of Comerica's parent, Comerica Incorporated during fiscal year 1996. Comerica's commitment pursuant to the revolver is $33,640,000. Comerica's share of the maximum aggregate amount of all borrowings under the revolver during fiscal year 1996 was $23,664,000 and, at April 27, 1996, was $10,440,000. During
fiscal 1996, Comerica also provided financing to the Company in the form of short-term borrowings under a line of credit at rates on an as offered basis not to exceed the prime rate at rates ranging from 6.1% to 6.3%. During fiscal year 1996, the Company paid Comerica $1,261,814 as interest under the revolving credit arrangement and $226,387 for other fees and expenses.

     The Company expects to continue to engage in transactions with NBD and Comerica in the ordinary course of business in the future. In the opinion of management, the Company's commercial dealings with NBD and Comerica are on terms as favorable as those available from other third-party banks.

     Mr. David Handleman, Chairman of the Board of the Company since 1974, retired as an Officer and employee of the Company effective July 1, 1993. Mr. Handleman continues as a Director of the Company and as the non-officer Chairman of the Board. Effective July 1, 1993, and during his lifetime Mr. Handleman will receive annual payments of $300,000 per year in consideration of his performance of advisory and related services to the Company and execution of a non-competition covenant entered into with the Company in 1989. Such amount is in addition to the annual amount ($288,564) Mr. Handleman receives pursuant to the Company's pension plan. In addition, the Company paid $90,025 for certain life insurance, health insurance, automotive and club dues benefits for Mr. Handleman pursuant to his agreement with the Company.

     The Company purchased at their appraised values the prior residences of Messrs. Cline and Morris in connection with the Company relocation program for Executive Officers. The homes were sold during fiscal 1996. The Company recorded an expense in fiscal 1996 of $45,614 and $27,317 in connection with the ownership and sale of the former homes of Messrs. Cline and Morris, respectively.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION OF DIRECTORS

     Officers of the Company who are Directors do not receive any additional compensation for services as a Director or as a Committee member. During fiscal year 1996, each Director who was not an Officer of the Company received a Director's fee in the annual amount of $16,000 and fees for attendance at Board meetings which would aggregate an additional $6,000 if the Director attended all scheduled Board meetings. Each member on a Committee of the Board of Directors was paid at the rate of $750 for each Committee meeting attended. Non-Committee Directors who are requested in advance to participate in any Committee meeting are paid the $750 meeting fee. In addition, during fiscal year 1996, each Committee Chairman received an annual fee of $3,000. Directors are reimbursed for travel and other expenses related to attendance at Board and Committee meetings. The Company has adopted a Director Retirement Plan which provides that after 10 years of service any non-employee Director will be, upon retirement, entitled to receive 50% of the annual Director fee then in effect for the lesser of the number of years the participant served as a non-employee Director of the Company or the life of the participant. The Company has approved a Deferral Plan For Payment of Director Fees which permits members of the Board of Directors to elect to defer to a future date all or any portion of their Director fees (including retainer fees, attendance fees and Committee fees), with interest to be added to deferred amounts. Mr. David Handleman is not entitled to receive any Director or Committee member fees during the term of his advisory agreement. See "Certain Transactions with Executive Officers and Directors" for additional information regarding amounts paid to Mr. Handleman for advisory services.

     Under resolutions of the Board of Directors presently in effect, if a Corporate Officer or Director should die while serving in such capacity, the Company will pay to the surviving spouse, or if there is no surviving spouse then to the decedent's estate, the equivalent of one year's salary (excluding bonuses) based upon the amount being received by the decedent at the time of his or her death, in 24 equal monthly installments commencing one month after death.

SUMMARY COMPENSATION TABLE

     The following table sets forth information for each of the fiscal years ended April 30, 1994, April 29, 1995, and April 27, 1996 concerning the compensation of the Company's Chief Executive Officer and each of the Company's other four most highly compensated Executive Officers as of April 27, 1996 (collectively, the "named Executive Officers") whose annual salary and bonus exceeded $100,000 and an Executive Officer who resigned prior to April 27, 1996.


                                                      Annual Compensation                   Long Term Compensation Awards
                                    ------------------------------------------------------- -----------------------------
                                                                                  (2)           (5)       Options/SARs      (7)
                                                                              Other Annual   Restricted    Underlying    All Other
          (1)                       Fiscal            Salary        Bonus     Compensation  Stock Awards   Securities   Compensation
Name and Principal Position          Year               ($)          ($)          ($)           (#)           (#)           ($)
- - ------------------------------------------------------------------------------------------------------------------------------------
Stephen Strome                       1996             422,692         --           --          14,783       115,000          717
 President and Chief                 1995             403,077     115,000          --          13,748          --            --
 Executive Officer                   1994             344,230         --           --            --         115,000          --

Peter J. Cline                       1996             252,692         --           --           8,845        30,000        1,302
 Executive Vice President            1995             240,000      47,000       36,372 (3)      8,048        30,000          --
 - President of Handleman            1994              29,615 (4)     --           --            --            --            --
   Entertainment Resources

Lawrence R. Hicks                    1996             213,769         --           --           7,478        25,000        1,081
 Executive Vice President            1995             204,845      40,575          --           6,802          --            --
 - Sales and Merchandising           1994             191,845         --           --            --          30,000          --

Louis A. Kircos                      1996             210,461         --           --           7,354        30,000          701
 Executive Vice President            1995             200,385      40,000          --           6,707          --            --
 - President of North Coast          1994             186,500         --           --            --          36,409          --
   Entertainment

Richard J. Morris                    1996            185,308          --           --           6,509        25,000        1,500
 Senior Vice President               1995            174,731       34,500          --           5,868          --            --
 - Finance, Chief Financial          1994            129,385          --       34,498 (3)        --          20,000          --
   Officer and Secretary

Joseph R. Szmadzinski (6)            1996            188,264          --           --            --            --            --
 Senior Vice President               1995             80,769       34,000          --            --            --            --
 - Technology


- - -----------------

(1)  Pursuant to the Company's 401(k) Plan, Mr. Strome deferred $3,667,
     $3,120 and $3,468 of his salary and Mr. Kircos deferred $3,667, $2,192 and $3,382 of his salary during the fiscal years ended April 30, 1994, April 29, 1995 and April 27, 1996, respectively. Messrs. Cline, Hicks and Morris deferred $6,000, $4,323 and $6,000 of their salaries, respectively, during the fiscal year ended April 27,1996.

(2) Non-cash compensation did not exceed the lesser of $50,000 or 10% of individual cash compensation for any Executive Officer during fiscal 1996.

(3) Includes $1,740, $6,930 and $27,702 paid during fiscal 1995 to or on behalf of Mr. Cline for certain life insurance, automobile benefits and relocation expenses respectively. Non-cash compensation did not exceed the lesser of $50,000 or 10% of individual cash compensation for any other Executive Officer during fiscal 1995. Includes $348, $3,796 and $30,354 paid during fiscal 1994 to Mr. Morris for certain life insurance, automobile benefits and relocation expenses, respectively. Non-cash compensation did not exceed the lesser of $50,000 or 10% of individual cash compensation for any other Executive Officer during fiscal 1994.

(4) Includes a one time payment of $25,000 made upon joining the Company in April 1994.

(5) Restricted shares granted during the fiscal year ended April 1994 were issuable if consolidated return on shareholders' equity exceeded a predetermined threshold of performance in the fiscal 1994 through 1996 performance period. The threshold performance level was not met and, therefore, the restricted stock awards of 8,596, 4,740, 4,618 and 2,895 shares granted to Messrs. Strome, Hicks, Kircos and Morris, respectively, were canceled. See Long-Term Incentive Plan-Awards in Last Fiscal Year for information regarding restricted stock awards for the fiscal year ended April 27, 1996.

(6) Mr. Szmadzinski resigned as an Executive Officer of the Company on March 29, 1996. Accordingly, stock options granted on November 7, 1994 and June 14, 1995 of 20,000 and 25,000 shares, respectively, and restricted stock granted on June 14, 1995 of 6,460 shares were canceled upon his termination of employment.

(7) Represents amounts contributed to the named Executive Officers' 401(k) Plan accounts for the Company matching of employee contributions.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table provides details regarding stock options granted to the named Executive Officers in the last fiscal year. In accordance with SEC rules, hypothetical gains that would exist for the options are shown. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Of course, actual gains, if any, on stock option exercises and stock accruals are dependent on the future performance of the Common Stock and the overall stock market conditions. There can be no assurance that the amounts reflected in the table will be achieved.

                                                                                       Potential Realizable Value at
                                                                                          Assumed Annual Rates of
                                                                                          Stock Price Appreciation
                                      % of Total                                            For Option Term (1)
                      Number of     Options Granted                                     ---------------------------
                   Options Granted   to Employees    Exercise Price
Name                   (2)           in Fiscal Year   Per Share (3)   Expiration Date     5%             10%
- - -------------------------------------------------------------------------------------------------------------------
Stephen Strome        115,000           34.2%            $10.06        June 13, 1999    $249,550         $537,050
Peter J. Cline         30,000            8.9%            $10.06        June 13, 1999    $ 65,100         $140,100
Lawrence R. Hicks      25,000            7.4%            $10.06        June 13, 1999    $ 54,250         $116,750
Louis A. Kircos        30,000            8.9%            $10.06        June 13, 1999    $ 65,100         $140,100
Richard J. Morris      25,000            7.4%            $10.06        June 13, 1999    $ 54,250         $116,750

- - -------------------


(1) In accordance with SEC rules, these columns show gains that might exist for the option over the option term. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation to the named Executive Officer will be zero. A 5% and 10% annually compounded increase in the Company's stock price from $10.06 per share at the date of grant to the end of the option term would result in stock prices of $12.23 and $14.73 per share, respectively. The Company's closing stock price on April 27, 1996 was $6.00 per share.

(2) The options become exercisable one-third each year beginning June 14, 1996.

(3) The exercise price may be paid in cash, by delivery of already owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation and Stock Option Committee has approved the issuance of reload options in certain circumstances and with certain restrictions. A reload option is an option granted to an employee when the employee exercises an option using previously owned shares.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     There were no stock options exercised by the named Executive Officers during the fiscal year ended April 27, 1996. The following table sets forth the number of shares covered by both exercisable and non-exercisable stock options as of the last day of the fiscal year. The exercise price of all outstanding stock options, exercisable or unexercisable, held by such persons on April 27, 1996 was higher than the market price ($6.00 per share) of the Company's Common Stock as of such date. The number of exercisable stock options shown in the following table includes options exercisable within 60 days of July 12, 1996 when the Company's stock price reaches certain levels.



                                             Number of
                                            Unexercised
                                         Options at Fiscal
                                             Year-End
                                           Exercisable/
                     Name of Individual   Unexercisable
                     --------------------------------------
                     Stephen Strome
                      Exercisable             236,190
                      Unexercisable            76,667

                     Peter J. Cline
                      Exercisable              40,000
                      Unexercisable            20,000

                     Lawrence R. Hicks
                      Exercisable              66,333
                      Unexercisable            16,667

                     Louis A. Kircos
                      Exercisable              79,090
                      Unexercisable            20,000

                     Richard J. Morris
                      Exercisable              28,333
                      Unexercisable            16,667

LONG-TERM INCENTIVE PLAN--
AWARDS IN LAST FISCAL YEAR

     The following table sets forth the restricted stock awards made under the Company's Long-Term Incentive Plan to the named Executive Officers during the fiscal year ended April 27, 1996. The amount of the restricted stock award eventually issued to and retained by participants depends upon the extent to which the consolidated return on shareholders' equity exceeds the required performance level for the subject fiscal years. If the threshold performance level is not met, no restricted stock awards can be retained by the participant.



                                      Performance      Estimated Future Payouts Under
                          Number of     or Other        Non-Stock Price-Based Plans
                           Shares,    Period Until    --------------------------------
                          Units or     Maturation
                           Other      or Payout     Threshold     Target     Maximum
Name                      Rights     (Fiscal Years)    ($)         ($)         ($)
- - --------------------------------------------------------------------------------------
Stephen Strome            14,783      1996-1998       74,358      148,716     297,432

Peter J. Cline             8,845      1996-1998       44,490       88,980     177,960

Lawrence R. Hicks          7,478      1996-1998       37,614       75,228     150,456

Louis A. Kircos            7,354      1996-1998       36,991       73,982     147,964

Richard J. Morris          6,509      1996-1998       32,740       65,480     130,960


     The performance target is based on return on beginning shareholders' equity achieved during fiscal years 1996, 1997 and 1998. Fifty percent of the shares vest and are paid out in June 1999 and the balance is vested and paid out in June 2000. In addition to achieving the performance threshold, the participant must remain in the Company's employ until the subject vesting date except where the employment is terminated due to death, permanent disability or normal retirement. The Compensation and Stock Option Committee establishes the threshold, target and maximum return on beginning shareholders' equity for each fiscal year. The threshold for the restricted stock awards made during the fiscal year ended April 27, 1996 is based on a 10% return on beginning shareholders' equity for the fiscal 1996 through fiscal 1998 performance period. Cash dividends are paid on the restricted stock holdings reported above on the normal dividend payment dates. Dividends have not been paid on the Company's common stock since January 10, 1996.

PENSION PLAN

     The Company has a pension plan (the "plan") covering all employees of the Company who have reached the age of 21 and completed one year of service, except for employees covered by a collective bargaining agreement which does not provide for plan coverage. The plan provides pension benefits, death benefits and disability benefits for covered employees. For the fiscal year ended April 27, 1996, employees with five or more years of service were entitled to monthly pension benefits beginning at normal retirement age (65). The computation of benefits under the plan is based upon a formula which takes into consideration retirement age, years of service up to 30 years, average annual compensation during the highest five consecutive year period within the 10 years preceding retirement, and the average of the taxable wage base for social security purposes over the employee's career. The plan permits early retirement at ages 55-64 for employees with 10 or more years of service. A death benefit equal to a portion of the employee's accrued benefit is paid to the employee's spouse if the employee dies after becoming vested under the plan. An employee with 10 or more years of service whose employment by the Company terminates prior to his or her normal retirement date on account of his or her permanent and total disability is entitled to receive a disability retirement benefit.

     The compensation covered by the plan includes all earnings from the Company as reported on the employee's W-2 form, for base pay plus overtime and bonus payments only, plus salary deferrals under the Company's 401(k) Plan, up to a maximum of $150,000 for calendar year 1996.

     The following table illustrates current annual benefits payable under the plan upon retirement at age 65 to persons in certain compensation and years of service classifications. The benefits are computed on the basis of a straight life annuity and are not subject to deductions for social security or other offset amounts.

             Final Average  Ten Years   Twenty Years  Thirty Years
             Compensation   of Service   of Service    of Service
             ------------------------------------------------------

               $150,000*       $19,208       $38,415       $57,623


*Compensation which may be considered for any purpose under a qualified pension plan is limited for 1996 to $150,000.

     The Internal Revenue Code limits the benefits which can be paid from any funded pension plan that qualifies for federal tax exemption. The amount for calendar year 1996 is $120,000.

     As of April 27, 1996, the credited years of service under the plan for the named Executive Officers were as follows: 18 for Stephen Strome; 22 for Lawrence R. Hicks; 14 for Louis A. Kircos; 3 for Richard J. Morris and 2 for Peter J. Cline.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company sponsors a supplemental executive retirement plan (the "SERP") covering a select group of management employees of the Company. The SERP provides supplemental retirement income, and death and disability benefits. Covered employees with five or more years of service are entitled to monthly retirement income beginning at normal retirement age (65). The SERP permits early retirement at ages 55-64 for employees with 10 or more years of service. The computation of benefits under the SERP is based upon a formula which takes into consideration retirement age, years of service up to a maximum of 30 years, and average annual compensation during the highest five consecutive years within the 10 years preceding retirement. A death benefit equal to a portion of the employee's accrued benefit is paid to the employee's spouse if the employee dies after becoming vested under the SERP. An employee with 10 or more years of service whose employment by the Company terminates prior to his or her normal retirement date on account of total and permanent disability is entitled to receive a disability retirement benefit.

     The compensation covered by the SERP includes all earnings from the Company as reported on the member's W-2 form, for base pay, overtime, and bonus payments, plus salary deferrals under the Company's 401(k) Plan. No maximum applies to compensation covered under the SERP.

     The benefit amount calculated under the formula is offset by benefits provided under the pension plan.

     The following table illustrates current annual benefits payable under the SERP upon normal retirement at age 65 to persons in certain compensation and years of service classifications. These benefits are in addition to benefits payable under the Company pension plan.


             Final Average  Ten Years   Twenty Years  Thirty Years
             Compensation   of Service  of Service    of Service
             ------------------------------------------------------
               $250,000        $18,292    $36,585        $54,877

                350,000         33,292     66,585         99,877

                450,000         48,292     96,585        144,877

                550,000         63,292    126,585        189,877



     As of April 27, 1996, the credited years of service under the SERP for the Executive Officers were as follows: 18 for Stephen Strome; 22 for Lawrence R. Hicks; 14 for Louis A. Kircos; 3 for Richard J. Morris; and 2 for Peter J. Cline.

PERFORMANCE GRAPH

     The following line graph compares the cumulative total shareholder return for the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Index and the Russell 2500 Index, for the past five-year period.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                          TOTAL RETURN AMONG COMPANY,
                            S&P 500 AND RUSSELL 2500

                             [PERFORMANCE GRAPH]



                      1991    1992     1993   1994     1995    1996
                      ---------------------------------------------
HANDLEMAN              100     100      107     82      79      45
S&P 500                100     111      118    120     137     175
RUSSELL 2500           100     120      139    156     172     229



     The above chart assumes an investment of $100 in the Company's Common Stock, the S & P 500 Composite Index and Russell 2500 Index as of the last day of fiscal 1991. It shows the cumulative total return for the Company's last five fiscal years assuming reinvestment of dividends.

     The Company does not believe it feasible to provide a peer group comparison since any entities that could conceivably be deemed "peers" are either privately-held companies or subsidiaries or divisions of larger publicly-held companies. Therefore, the Company has selected the Russell 2500 index on the basis of similar market capitalization.

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE


INTRODUCTION

     Decisions on compensation of the Company's Executive Officers are made by the three members of the Compensation and Stock Option Committee (the "Committee") of the Board. The members of the Committee are Messrs. James B. Nicholson (Chairman), Lloyd E. Reuss and Gilbert R. Whitaker, Jr.

GENERAL POLICIES

     The overall objective of the Committee with respect to compensation of Executive Officers is to provide a compensation program that is intended to attract, retain and reward key management personnel who contribute to the long-term success of the Company and to motivate Executive Officers to achieve goals which support business strategies and business objectives of the Company.

     To achieve these objectives, key management employees are paid salaries and bonuses and are granted stock options and restricted stock awards based on corporate performance and individual initiative and achievements. The Committee used the services of an outside compensation consulting firm which provided advice with respect to the reasonableness of compensation paid to its key management employees. The consultant provided the Committee with compensation surveys based on comparisons to different groups of corporations with approximately the same sales volume as the Company. The Committee has not taken into account the impact of Section 162(m) of the Internal Revenue Code (which disallows certain deductions for executive compensation exceeding $1,000,000 per year) in determining the level of executive compensation since there is no immediate relationship between the Company's compensation levels and the provisions of Section 162(m).

SALARIES

     Individual salary determinations of the Company's key management employees are based on experience and performance and by comparison to pay practices with companies included in the outside consultant's compensation survey.

BONUSES

     Under the Company's bonus program, the Committee establishes a bonus pool and specific bonus payments based on a targeted return on beginning shareholders' equity. Key management employees participate in the bonus program. Awards under the program are based, first, on attaining the targeted return on equity and, second, on each participant's contribution to the Company's business results based on both quantitative results and subjective performance review. In fiscal 1996, the Committee took into account the financial performance of the Company, which reflected a loss on beginning shareholders' equity and which was therefore below the minimum targeted return established by the Committee. Accordingly, no bonuses were paid in fiscal 1996 to any Executive Officers pursuant to the bonus program. However, a very limited number of bonuses were paid to certain key employees based solely on their individual initiative and contribution to corporate performance.

STOCK PLANS

     The Company's shareholders approved the adoption of the Handleman Company 1992 Performance Incentive Plan (the "Plan") which authorizes the granting of stock options, stock appreciation rights and restricted stock. The Committee believes that stock ownership by Executive Officers and stock-based performance compensation arrangements foster an interest in the enhancement of shareholder value and thus align management's interests with that of the shareholders. In fiscal 1996, stock options and restricted stock were awarded pursuant to the Plan to key employees in amounts reflecting the participant's position and ability to influence the Company's overall performance. In determining the size of individual awards, the Committee considered the amount of options outstanding and previously granted, both in the aggregate and with respect to the particular executive, and the amount of options remaining available for grant under the Plan. The Committee's policy has been to utilize vesting periods to encourage key employees to continue in the employ of the Company, and to grant options to provide a long-term incentive. Generally, the exercise price of the options is at least the fair market value of the underlying shares on the date of the grant. Thus, such options have value only if the price of the underlying share increases.

     In fiscal 1996, restricted shares awarded totaled 148,291 (net of forfeitures) and may only be vested if goals are reached, but could increase to a maximum of 261,482 if maximum targets are reached. See "Long-Term Incentive Plan-Awards in Last Fiscal Year" for information regarding restricted stock awards for the fiscal year ended April 27, 1996. Restricted shares are held in the custody of the Company and vest only if specified returns on shareholders' equity are reached. These shares are treated as outstanding for purposes of calculating earnings per share and may be voted by the participant. Cash dividends are paid on the restricted stock holdings on the normal dividend payment dates. Dividends have not been paid on the Company's common stock since January 10, 1996. The number of shares which may vest will be prorated to the extent the performance goals are achieved. If the minimum performance goals under which an award is issued are not satisfied, the shares are forfeited. A portion of restricted shares granted during the fiscal year ended April 1994 were issuable if consolidated return on shareholders' equity exceeded a predetermined threshold of performance in the fiscal 1994 through fiscal 1996 performance period. The threshold performance level for this portion was not met and, therefore, the restricted stock awards of 8,596, 4,740, 4,618 and 2,895 shares granted to Messrs. Strome, Hicks, Kircos, and Morris, respectively, were canceled. Due to performance goals not having been met, the Company reversed a fiscal 1995 compensation expense accrual of $150,000 in fiscal 1996 related to restricted stock.

OTHER COMPENSATION

     At various times in the past the Company has adopted certain broad-based employee benefit plans in which key management employees have been permitted to participate and has adopted certain Executive Officer retirement, life and health insurance and automotive plans. Other than with respect to the Company's 401(k) Plan, which includes a Company Common Stock Fund so as to further align employees' and shareholders' long-term financial interests, benefits under these plans are not directly or indirectly tied to Company performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee approved an increase in Mr. Strome's annual base compensation effective June 12, 1995 of $15,000, representing a 3.7% increase, to an annual base salary of $425,000. The increase was designed to place Mr. Strome's salary to a level closer to the median level of compensation of chief executive officers of other companies considered by the Committee and its outside consultant. No bonus was paid to Mr. Strome for fiscal year 1996 since the Company's performance goal under its bonus program was not met (see "Bonus section"). In fiscal 1996, Mr. Strome was awarded a non-qualified Stock option grant to purchase 115,000 shares of the Company's stock (see Option Grants in the Last Fiscal Year). The goal of the option is to insure attention to the Company's long-term strategies and objectives, and provide payouts for performance that increases shareholders value. Mr. Strome was also awarded a restricted stock grant totaling 14,783 shares in fiscal 1996 (see "Stock Plans" section for vesting provisions of the restricted stock program). During fiscal 1994, Mr. Strome was awarded 8,956 restricted shares. These shares were to be issued based on the extent that consolidated return on shareholders' equity exceeded the performance target for the fiscal 1994-1996 performance period.
The threshold performance level was not met and these shares were canceled (see Long-Term Compensation Awards in the Summary Compensation Table). The Committee believes Mr. Strome's compensation to be competitive with compensation practices of the companies included in the survey prepared by the outside consultant.

BY THE COMPENSATION AND STOCK OPTION COMMITTEE:

     James B. Nicholson (Chairman)
     Lloyd E. Reuss
     Gilbert R. Whitaker, Jr.

II.  OTHER MATTERS

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

     Coopers & Lybrand L.L.P. is the independent public accountant for the Company and its subsidiaries and has reported on the Company's consolidated financial statements for the fiscal year ended April 27, 1996. The Company's independent public accountant is appointed by the Board of Directors after receiving recommendations from the Audit Committee. Coopers & Lybrand L.L.P. has been reappointed for fiscal year 1997.

     Representatives from Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so, and are expected to be available to respond to appropriate questions.

OTHER PROPOSALS

     Neither the Company nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting, and they have no present knowledge that any other matters will be presented for action at the Meeting by others. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

     A shareholder proposal which is intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive offices by March 5, 1997.


                                        By Order of the Board of Directors,


                                        RICHARD J. MORRIS, Secretary

Dated:  July 25, 1996

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                               HANDLEMAN COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 4, 1996

         PROXY SOLICITED BY THE BOARD OF DIRECTORS OF HANDLEMAN COMPANY

         Stephen Strome, James B. Nicholson and Alan E. Schwartz, and each of them, are hereby authorized to represent and vote the stock of the undersigned at the Annual Meeting of Shareholders to be held September 4, 1996, and at any adjournment thereof:

     1. THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

ELECTION OF               / / FOR all nominees listed below              / / WITHHOLD AUTHORITY
DIRECTORS                   (except as marked to the contrary below)       to vote for all nominees listed
                                                                           below

  David Handleman         Richard H. Cummings         Gilbert R. Whitaker, Jr.
         (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

     ----------------------------------------------------------------------

     2. In their discretion with respect to any other matters that may properly come before the meeting.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE.

                   (Continued and to be signed on other side)

                          (Continued from other side)

         THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE SUCH STOCK, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS AND PROXIES, OR THEIR SUBSTITUTES, MAY DO BY VIRTUE HEREOF. IF ONLY ONE ATTORNEY AND PROXY SHALL BE PRESENT AND ACTING, THEN THAT ONE SHALL HAVE AND MAY EXERCISE ALL THE POWERS OF SAID ATTORNEYS AND PROXIES.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SAID ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT RELATING THERETO AND THE ANNUAL REPORT FOR 1996.

                                              Dated:  , 1996

                                                    (Signature(s) of
                                                    Shareholders(s))

                                              The signature(s) of
                                              shareholder(s) should
                                              correspond exactly with the
                                              name(s) stenciled hereon.
                                              Joint owners should sign
                                              individually. When signing as
                                              attorney, executor,
                                              administrator, trustee or
                                              guardian, please give your
                                              full title as such.

                                               PLEASE PROMPTLY DATE, SIGN
                                                        AND MAIL
                                               THIS PROXY IN THE ENCLOSED
                                                        ENVELOPE.